Exhibit 10.1 - Executive Officer Compensation and Responsibilities

       The Temecula Valley Bank ("Bank") Board of Directors, upon the recommendation of the Executive Officer Compensation Committee, approved the following:

               1.   James W. Andrews
                    Effective June 1, 2008, change from Executive Vice President/Real Estate Manager to Senior Executive Vice President/Chief Lending Officer; base salary change from $231,000 to $275,000; a bonus change to 75 basis points of pre-tax profits; and severance change from 6 to 12 months of base salary upon termination without cause. These changes are subject to an amendment to the employment agreement of Mr. Andrews.

               2.   Stephen H. Wacknitz
                    Upon execution, an amended and restated split dollar agreement for Mr. Wacknitz will move the retirement age from 70 to 80 years of age, as long as Mr. Wacknitz remains as a Board member, and the agreement will be a director agreement and not an employment agreement. Expenses will accrue until 80 years of age, then from 80 to 85 years of age, expenses will reverse.